Exhibit 10.1

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AGREEMENT

This AGREEMENT, dated as of February 22, 2016 (this “Agreement”), is by and among Bank Mutual Corporation, a Wisconsin corporation (the “Company”), and the entities listed on Exhibit A hereto (each, a “Clover Party” and collectively, the “Clover Parties”).

WHEREAS, the Clover Parties are the beneficial owners of approximately 1,873,012 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, on January 21, 2016, the Clover Parties sent to the Company and filed with the Securities and Exchange Commission (the “SEC”) a notice of its intention to nominate one or more individuals for election to the Company’s board of directors (the “Board”) at the Company’s 2016 annual meeting of shareholders (the “2016 Annual Meeting”) and to solicit proxies in support of their election;

WHEREAS, the Company has determined that the interests of the Company and its shareholders would best be served by, and the Clover Parties have determined that they would best be served by, (i) avoiding the substantial expense and disruption that would result from a proxy contest for election of directors at the 2016 Annual Meeting, (ii) increasing the number of directors constituting the Board from nine (9) to ten (10), and (iii) nominating Mike I. Shafir (the “Clover Nominee”) for election to the Board at the 2016 Annual Meeting to fill the additional seat on the Board; and

WHEREAS, in consideration of the agreements of the Company set forth herein, among other matters, and subject to the terms of this Agreement, each of the Clover Parties has agreed to end its potential proxy contest, to vote for the election of the Company Nominees (as defined herein) at the 2016 Annual Meeting, and to take or forego certain other actions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement:

1.1              “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act. The parties shall not be deemed to be Affiliates of each other as a result of their execution of this Agreement.

1.2              The terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

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1.3              “Clover Representative” shall mean Johnny Guerry as the representative of the Clover Parties for purposes of this Agreement, as further set forth in Section 4.15 hereof.

1.4              “Company Nominees” shall consist of David A. Baumgarten, Richard A. Brown, and Mark C. Herr

1.5              “Meeting Nominees” shall consist of the Clover Nominee and the Company Nominees.

1.6              “Minimum Ownership” shall mean beneficial ownership by the Clover Parties or their controlled Affiliates of at least an aggregate of 1,300,000 shares of Common Stock (as adjusted for any stock dividends, stock splits, stock combinations, reclassifications, recapitalizations) at any given time.

1.7              “Standstill Period” means the period beginning on the date of this Agreement and ending on the earliest of (i) the date of the Company’s 2019 annual meeting of shareholders; (ii) January 1, 2017 if the Clover Nominee resigns, or is removed from the Board pursuant to Section 3.7.1, if such resignation or removal is on or before November 1, 2016; (iii) ninety days after the date on which the Clover Nominee resigns or is removed from the Board pursuant to Section 3.7.1, if such resignation or removal is on or after November 2, 2016; (iv) the date on which the Company or the Board breaches its obligations under Section 3.1.1 or 3.1.2, or (v) the date that is thirty (30) days after the Company has received a notice from the Clover Representative describing an alleged breach of Section 3.2.1 or Section 3.2.2 by the Company, if the Company has not cured any breach so described.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1              Authority; Binding Agreement. The Company hereby represents that this Agreement has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Each of the Clover Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Clover Party, and is a valid and binding obligation of such Clover Party, enforceable against such Clover Party in accordance with its terms. Each of the parties hereto represents and warrants that the execution, delivery and performance of this Agreement by such party does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to such person or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such person is a party.

2.2              Governmental Approval. Each of the parties hereto represents and warrants that, except in connection with the filing by the Company with the SEC of a proxy statement and other proxy materials on Schedule 14A, and submission of an annual report to shareholders, in connection with the 2016 Annual Meeting, no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit any party to this Agreement to perform such party’s obligations under this Agreement, except for such as have been obtained and except that the Company makes no representation or warranty with respect to compliance by the Clover Parties with laws related to notice or approval of control of federal savings banks or savings and loan holding companies to or by appropriate financial institution regulators.

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2.3              Bylaws. The Company represents and warrants to the Clover Parties that the Amended and Restated Bylaws of the Company have not been amended or modified since May 7, 2007. An accurate and complete copy of such Bylaws of the Company was filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K dated May 7, 2007.

2.4              Share Ownership. The Clover Parties represent and warrant that, as of the date hereof, they satisfy the Minimum Ownership.

ARTICLE 3
COVENANTS

3.1              Clover Nominee; 2016 Annual Meeting; Board Size.

3.1.1        The Company shall cause the Board and all applicable committees of the Board to take all necessary action to: (i) effective as of the date of the 2016 Annual Meeting, increase the size of the Board from nine (9) to ten (10) members; (ii) nominate only the Meeting Nominees for election to the Board at the 2016 Annual Meeting, for the class of directors whose terms will expire at the 2019 annual meeting of shareholders; and (iii) assuming his election to the Board and that the Clover Nominee meets any SEC or Nasdaq requirements for service thereon, appoint the Clover Nominee to the Audit Committee of the Board. The Company shall cause the Board to recommend that the Company’s shareholders vote “FOR” all of the Meeting Nominees as directors of the Company at the 2016 Annual Meeting. The Company shall include this recommendation in its proxy materials for the 2016 Annual Meeting, cause the proxy used for the 2016 Annual Meeting to solicit authority to vote for the Meeting Nominees at the 2016 Annual Meeting and cause the proxy holders identified in the Company’s definitive proxy statement for the 2016 Annual Meeting to vote the shares represented by all proxies granted by the Company’s shareholders to such proxy holders in favor of each of the Meeting Nominees other than in any case where such authority is withheld.

3.1.2        Neither the Company nor the Board shall submit any matter to a shareholder vote at the 2016 Annual Meeting other than (i) the election of the Meeting Nominees to the Board, (ii) the ratification of the appointment of the Company’s outside auditor, and (iii) non-binding approval of executive compensation.

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3.2              Non-Removal of Clover Nominee.

3.2.1        Prior to the expiration of the Standstill Period, the Company and the Board shall take all actions necessary and appropriate to oppose any action or threatened action (whether by consent solicitation or otherwise) to remove the Clover Nominee from the Board other than for gross negligence or willful misconduct.

3.2.2        In the event of the death or incapacity of the Clover Nominee (except pursuant to Section 3.7.1) or in the event that the Clover Nominee ceases to be employed by any of the Clover Parties or any of their respective Affiliates, the Clover Parties shall be entitled to designate a replacement for such Clover Nominee, subject to the approval of the Board’s Nominating and Governance Committee, which approval shall not be unreasonably withheld.

3.3              Termination of Proxy Contest; Voting.

3.3.1        Immediately following, and effective as of, the satisfaction of the Company’s obligations under the first sentence of Section 3.1.1, each of the Clover Parties shall (i) terminate any proxy solicitation efforts related to the 2016 Annual Meeting and (ii) withdraw any nomination (if any) of any persons to stand for election at the 2016 Annual Meeting.

3.3.2        Each of the Clover Parties agrees that it shall cause all shares of Common Stock beneficially owned by any of the Clover Parties or any of its controlled Affiliates as of the record date for the 2016 Annual Meeting to be present for quorum purposes and to be voted in favor of each of the Meeting Nominees for election at the 2016 Annual Meeting, and not in favor of any other nominees to serve on the Board.

3.4              Other Actions by the Clover Parties. During the Standstill Period, none of the Clover Parties shall itself or through any of its Affiliates or Associates, or in concert with any other party, without the prior written consent of the Company specifically expressed by a majority vote of the Board, directly or indirectly:

3.4.1        Form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any matter set forth in clause 3.4.3, 3.4.4, 3.4.5, 3.4.6, 3.4.7, or 3.4.8 below or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than solely with other Clover Parties or their Affiliates or pursuant to this Agreement;

3.4.2        Solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of Common Stock with respect to any matter in opposition to any recommendation of the Board, or become a “participant” in any contested solicitation for the election of directors with respect to the Company in opposition to the Board (as such terms are defined or used under the Exchange Act);

3.4.3        Engage in any solicitation to encourage the withholding of shareholder votes or proxies with respect to any director nominated by the Company or any other proposal of the Company set forth in its proxy statement;

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3.4.4        Except in the Clover Nominee’s capacity as a director of the Company, seek to call, or to request the call of, a meeting of the shareholders of the Company;

3.4.5        Without the prior consent of the Board or a committee thereof, solicit, seek to effect or negotiate with any person with respect to, or propose to enter into or otherwise make any public announcement or proposal whatsoever with respect to any of the following transactions: (i) a merger, consolidation, business combination, share exchange, restructuring, recapitalization or acquisition involving the Company or any similar transaction involving all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (ii) the sale, lease, exchange, pledge, mortgage or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (iii) the purchase of 10% or more of the outstanding equity securities of the Company, whether by tender offer, exchange offer or otherwise; or (iv) the liquidation or dissolution of the Company (any transaction described in clause (i), (ii), (iii) or (iv) of this Section 3.4.5, a “Material Transaction”);

3.4.6        Except in the Clover Nominee’s capacity as a director of the Company, submit any shareholder proposal (pursuant to Rule 14a-8 of the Exchange Act or otherwise), or any notice of nomination or other business under the Company’s Bylaws, or nominate or oppose directors for election, at the 2017 or 2018 annual meeting of shareholders of the Company;

3.4.7        Acquire (or offer to acquire) any shares of Common Stock after which the Clover Parties would collectively own more than 4.5% of the outstanding shares of Common Stock;;

3.4.8        Publicly (or privately to third parties) disparage the Company, any Director or any member of the management of the Company;

3.4.9        Encourage, cooperate with or support any other party (or parties) in doing, attempting or planning to do, or announcing its intention to do, any of the foregoing; or

3.4.10    Publicly seek or publicly request permission to do any of the foregoing or publicly request to amend or waive any provision of this Section 3.4 (including any of the preceding clauses (1)-(9) of this Section 3.4).

provided, however, that

3.4.11    if a third party publicly announces a proposed bona fide Material Transaction or Tender Offer and none of the Clover Parties has itself, or through any of its Affiliates or Associates, directly or indirectly solicited or directed such third party to propose, initiate or effectuate such Material Transaction or tender offer (such publicly announced proposed bona fide Material Transaction or tender offer, a “Third-Party Proposal”), the Clover Parties may take any action described in Section 3.4.6 or 3.4.7 (and any other action described in Section 3.4.1, 3.4.2, 3.4.3, 3.4.4, 3.4.6, or 3.4.8 to the extent that such action is reasonably necessary to propose, initiate or effect a reasonably competitive Material Transaction or tender offer; provided, however, that if the Third-Party Proposal is not a hostile Material Transaction or hostile tender offer, the preceding provision of this Section 3.5(v) shall only grant the Clover Parties the right to take any action described in Section 3.5(e) or (g) (and any other action described in Section 3.5(a), (b), (c), (d), (f) or (h)) to the extent that such action is reasonably necessary to propose, initiate or effect a Material Transaction or tender offer that is reasonably considered to be superior to such Third-Party Proposal;

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3.4.12    it is understood and agreed that none of this Section 3.4 shall be deemed to prohibit the Clover Nominee from engaging in any lawful act in such nominee’s capacity as a director that such nominee believes is reasonably necessary in connection with such nominee’s exercise of such nominee’s fiduciary duties as a director; and

3.4.13    the provisions of this Section 3.4 shall not limit (A) discussions (consistent with law and the Clover Nominee’s fiduciary duties as a director) between the Clover Parties and the Clover Nominee, (B) discussions between the Clover Parties and the Company or the Board, (C) the voting of shares of Common Stock held by any Clover Parties.

3.5              Director Agreements. Notwithstanding anything to the contrary contained in this Agreement, the execution of any Company form of commitment, agreement or confirmation in substantially the same form that has been or is reasonably requested of, or executed by, each of the other Company directors as a consequence of their Board service by the Clover Nominee shall be a condition to the service by the Clover Nominee on the Board. The Clover Nominee shall receive cash board fees on the same basis as other non-employee Company directors, but shall not receive (and shall waive if necessary or appropriate) any equity awards and rights to deferred compensation.

3.6              Publicity.

3.6.1        Promptly after the execution of this Agreement, the Company and the Clover Parties shall issue a joint press release substantially in the form attached hereto as Exhibit B.

3.6.2        If the Clover Parties are prohibited from taking any action described in Section 3.4.8, the Company shall not (whether itself or through any of its Affiliates or Associates), and shall cause the Board not to, publicly (or privately to third parties) disparage any of the Clover Parties, the Clover Nominee, or any officer, portfolio analyst or portfolio manager of any of the Clover Parties unless the Clover Parties have failed to cure any breach of Section 3.4 within thirty (30) days after the Company has delivered notice describing any such alleged breach to the Clover Representative.

3.7              Minimum Ownership.

3.7.1        At any time prior to the expiration of the Standstill Period, at the request of the Company, the Clover Parties shall certify to the Company in writing that the Clover Parties satisfy the Minimum Ownership. Prior to the 2016 Annual Meeting, the Clover Representative shall notify the Company promptly (and in any event within one business day) if, at any time, the Clover Parties shall fail to satisfy the Minimum Ownership. After the 2016 Annual Meeting but prior to the expiration of the Standstill Period, the Clover Representative shall notify the Company promptly (and in any event within three business days) if, at any time, the Clover Parties shall fail to satisfy the Minimum Ownership.

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3.7.2        If, at any time after the Clover Nominee is elected to the Board but prior to the expiration of the Standstill Period, the Clover Parties shall fail to satisfy the Minimum Ownership, the Clover Parties shall use their respective reasonable best efforts to cause the Clover Nominee on the Board to resign immediately by executing and delivering to the Company an irrevocable resignation as a member of the Board and from any committee thereof. If the Clover Nominee fails to immediately deliver an irrevocable resignation pursuant to the immediately preceding sentence, the Board may promptly act to remove the Clover Nominee from any such positions.

3.7.3        Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to perform any of its obligations under, and none of the Clover Parties shall have any rights under:

(a)                Section 3.1.1 or 3.1.2 unless at all times after the date hereof and prior to the 2016 Annual Meeting the Clover Parties shall have satisfied the Minimum Ownership;

(b)               Section 3.2 unless at all times after the date hereof and prior to the date on which the Clover Parties assert any right under Section 3.2 the Clover Parties shall have satisfied the Minimum Ownership.

3.7.4        The foregoing provisions of this Section 3.7 shall not in any way affect or limit the covenants and agreements of the Clover Parties set forth elsewhere in this Agreement.

ARTICLE 4
OTHER PROVISIONS

4.1              Remedies; Venue.

4.1.1        Each party hereto hereby acknowledges and agrees that irreparable harm would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of this Agreement, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Eastern District of Wisconsin, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

4.1.2        Each party hereto agrees that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the United States District Court for the Eastern District of Wisconsin (and the parties agree not to commence any action, suit or proceeding relating thereto except in such court), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.3 shall be effective service of process for any such action, suit or proceeding brought against any party in such court. Each party irrevocably and unconditionally (i) waives any objection to venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, in the United States District Court for the Eastern District of Wisconsin, and (ii) waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in any inconvenient forum.

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4.1.3        In the event that it is determined that the United States District Court for the Eastern District of Wisconsin does not have subject matter jurisdiction over any action contemplated by this Section, such action shall be brought in or transferred to the Circuit Court for Milwaukee County, Wisconsin. In such event, each party irrevocably and unconditionally (i) waives any objection to venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, in the Circuit Court for Milwaukee County, Wisconsin, and (ii) waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in any inconvenient forum.

4.2              Entire Agreement; Amendment. This Agreement and the exhibits referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with respect to the subject matter contained herein or therein and supersede all prior agreements and understandings between the Company or any of its representatives, on the one hand, and any of the Clover Parties or any of their respective representatives, on the other hand. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of the Company and the Clover Representative.

4.3              Notices. All notices and other communications required or permitted hereunder and all legal process in regard hereto shall be in writing and shall be deemed validly given, delivered or served, (a) if given by telecopy (and thereafter promptly sent by U.S. mail), when such telecopy is transmitted to the telecopy number set forth below and telephonic confirmation is received, (b) if given personally, when delivered personally or (c) if sent by registered or certified mail or by nationally recognized overnight courier service, when actually received during normal business hours at the address specified below:

If to the Company:	Bank Mutual Corporation
Attention: David A. Baumgarten
President and Chief Executive Officer
4949 West Brown Deer Road
Milwaukee, WI 53224-9534
Facsimile: 414-362-6195

with a copy to:	Quarles & Brady LLP
Attention: James D. Friedman and Kenneth V. Hallett
411 East Wisconsin Avenue, Suite 2350
Milwaukee, WI 53202
Facsimile: 414-271-3552

If to any of the	Johnny Guerry
Clover Parties:	Managing Partner/Portfolio Manager
Clover Partners, L.P.
100 Crescent Court
Suite 575
Dallas, TX 75201
214-273-5205

with a copy to:	Phillip Goldberg
Foley & Lardner LLP
321 Clark Street
Suite 2800
Chicago, IL 60654-5313
Facsimile: 312-832-4700

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or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 4.3.

4.4              Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

4.5              Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

4.6              Expenses. Each party shall bear its own expenses in connection with this Agreement and the 2016 Annual Meeting.

4.7              Term. This Agreement shall remain in full force and effect from the date hereof until the expiration of the Standstill Period.

4.8              Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (other than the conflicts of law provisions) of the State of Wisconsin.

4.9              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (a) the Company may not delegate, assign or otherwise transfer any of its obligations under this Agreement without the prior written consent of the Clover Representative and (b) none of the Clover Parties may delegate, assign or otherwise transfer any of its obligations under this Agreement without the prior written consent of the Company.

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4.10          Survival of Representations. All representations and warranties made by the parties to this Agreement or pursuant hereto shall survive the execution of this Agreement.

4.11          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.12          Interpretation. Nothing contained herein shall be constituted as an admission by any party hereto of any wrongdoing. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed this Agreement with the advice of such independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

4.13          Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

4.14          No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

4.15          Clover Representative. Each of the Clover Parties hereby irrevocably appoints Johnny Guerry as such Clover Party’s attorney-in-fact and representative (the “Clover Representative”), in such Clover Party’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each of the Clover Parties, upon any action taken by the Clover Representative or upon any document, notice, instruction or other writing given or executed by the Clover Representative on behalf of the Clover Parties.

[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Agreement to be executed as of the date first above written.

BANK MUTUAL CORPORATION
By:
/s/ David A. Baumgarten

David A. Baumgarten
President and Chief Executive Officer

CLOVER PARTNERS, L.P.
By:
/s/ Johnny Guerry

Name: John Guerry
Title: Managing Partner

MHC MUTUAL CONVERSION FUND, L.P.
By:
/s/ Johnny Guerry

Name: John Guerry
Title: Managing Partner

CLOVER INVESTMENT, L.L.C.
By:
/s/ Johnny Guerry

Name: John Guerry
Title: Managing Partner

/s/ Johnny Guerry
JOHNNY GUERRY

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Exhibit A

Clover Parties

Clover Partners, L.P., a Texas limited partnership

MHC Mutual Conversion Fund, L.P., a Texas limited partnership

Clover Partners Management, L.L.C., a Texas limited liability company

Johnny Guerry, a Texas resident individual

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Exhibit B

Form of Press Release

BANK MUTUAL CORPORATION AND CLOVER PARTNERS L.P. ANNOUNCE NEW DIRECTOR NOMINEE

Mike Shafir being Nominated to Join Bank Mutual Corporation Board of Directors

Milwaukee, WI – February __, 2016 – Bank Mutual Corporation (NASDAQ: BKMU) and Clover Partners, L.P., today announced that they have reached an agreement under which Mike I. Shafir, an Analyst with Clover Partners, L.P., is being nominated to Bank Mutual Corporation’s Board of Directors for election at its Annual Meeting of Shareholders to be held on May 2, 2016. With this addition, the Bank Mutual Board would be expanded from nine members to ten; the three Bank Mutual directors whose terms expire at the 2016 annual meeting are also being nominated for re-election.

“We are pleased to have reached this agreement with Clover Partners and look forward to having Mike Shafir as a new director,” said Dave Baumgarten, Bank Mutual Corporation’s CEO. “We have known Mike for many years as an investment professional focused on the financial institutions industry, and we look forward to his contributions to the Board.”

“We are pleased to have Mike be nominated to join the Bank Mutual Corporation Board of Directors and actively work with the Board on behalf of shareholders,” said Johnny Guerry, Managing Partner of Clover Partners.

Pursuant to the agreement, Clover Partners will not propose its own nominees as directors at Bank Mutual Corporation’s 2016 Annual Meeting or oppose management’s director nominees.

[Standard BKMU description]

[Standard Clover description]

[Standard BKMU cautionary statement]

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